Exhibit 5.1

March 19, 2018

Exponent, Inc.

149 Commonwealth Drive

Menlo Park, CA 94025

Re:       Registration Statement on Form S-8 Filed by Exponent, Inc.

Ladies and Gentlemen:

We have acted as counsel for Exponent, Inc., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of up to an additional 1,300,000 shares of common stock, with a par value of $0.001 per share (the “Shares”), of which up to 1,100,000 shares are authorized for issuance under the Exponent, Inc. Amended and Restated 2008 Equity Incentive Plan (the “2008 Equity Incentive Plan”) and up to 200,000 shares are authorized for issuance under the Exponent, Inc. Amended and Restated 2008 Employee Stock Purchase Plan (the “2008 Employee Stock Purchase Plan”, and together with the 2008 Equity Incentive Plan, the “Plans”). In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion.

Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares that may be issued or delivered and sold pursuant to the Plans have been authorized by all necessary corporate action and will be, when issued or delivered and sold in accordance with the terms of the Plans and the authorized forms of award agreements under the Plans, validly issued, fully paid and nonassessable, provided that the consideration for the Shares is at least equal to the stated par value thereof.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction. In addition, we have assumed that the resolutions authorizing the Company to issue or deliver and sell the Shares pursuant to the Plans and the applicable award agreements under the Plans will be in full force and effect at all times at which the Shares are issued or delivered or sold by the Company, and the Company will take no action inconsistent with such resolutions.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-8 filed by the Company to effect registration of the Shares to be issued and sold pursuant to the Plan under the Act. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ JONES DAY